                          DAUPHIN DEPOSIT CORPORATION
                                                                    EXHIBIT (11)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                         YEARS ENDED
                                             -----------------------------------
                                             DECEMBER 31, 1993 DECEMBER 31, 1992
                                             ----------------- -----------------
Net income..................................    $64,492,000       $57,223,000
Shares outstanding
  Primary...................................     30,035,507        29,639,940
  Fully diluted.............................     30,396,767        30,123,143
Earnings per share
  Primary...................................          $2.15             $1.93
  Fully diluted.............................          $2.13             $1.92

                                       65